Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, May 5, 2016		(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FIRST QUARTER 2016 RESULTS

MILL VALLEY, CA – Thursday, May 5, 2016 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the first quarter of 2016 of $12 million, or $0.15 per fully diluted share. This compares to net income of $41 million, or $0.46 per fully diluted share, for the fourth quarter of 2015 and net income of $15 million, or $0.16 per fully diluted share, for the first quarter of 2015. Redwood also reported non-GAAP core earnings for the first quarter of 2016 of $37 million, or $0.44 per fully diluted share. This compares to core earnings of $40 million, or $0.45 per fully diluted share, for the fourth quarter of 2015.
A reconciliation of GAAP earnings to core earnings, along with additional information about Redwood’s core earnings measure, are included in the tables that follow. A further discussion of core earnings is included in the Management's Discussion and Analysis section of Redwood's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
Redwood also reported estimated REIT taxable income of $17 million, or $0.23 per share, for the first quarter of 2016. This compares to estimated REIT taxable income of $29 million, or $0.37 per share, for the fourth quarter of 2015 and estimated REIT taxable income of $15 million, or $0.18 per share, for the first quarter of 2015.
At March 31, 2016, Redwood reported GAAP book value per share of $14.17, as compared to $14.67 at December 31, 2015, and $15.01 at March 31, 2015.
For the full year of 2016, Redwood continues to expect GAAP earnings to fall within a range of $1.20 - $1.50 per share, which includes the impact of $11 million, or $0.14 per share, of restructuring and related charges in the first quarter of 2016. Additional details on Redwood’s 2016 earnings outlook are provided in the first quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood will host an earnings call today, May 5, 2016, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2016 financial results. The number to dial in order to listen to the conference call is 1-888-656-7430 in the U.S. and Canada. International callers must dial 1-913-312-1524. Callers should reference call ID #3471782. A replay of the call will be available through midnight on May 5, 2016, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #3471782. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Tuesday, May 10, 2016, and make it available on Redwood’s website.
Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Redwood’s 2016 earnings outlook, expected 2016 GAAP earnings, statements related to estimates of 2016 REIT taxable income, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	First	Fourth	Third	Second	First
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2015	2015	2015	2015

Interest income	$62	$69	$63	$63	$64
Interest expense	(24)	(25)	(24)	(23)	(24)
Net interest income	38	44	40	40	40
Provision for loan losses	—	—	—	—	—
Net interest income after provision	38	44	40	40	40
Non-interest income (loss)
Mortgage banking activities, net	7	—	1	7	2
MSR income (loss), net	6	3	4	1	(11)
Investment fair value changes, net	(20)	(4)	(14)	(2)	(1)
Other income	1	1	—	1	1
Realized gains, net	10	20	6	6	4
Total non-interest income (loss)	4	20	(3)	14	(5)
Operating expenses	(30)	(23)	(24)	(25)	(25)
(Provision for) benefit from income taxes	—	—	7	(2)	5
Net income	$12	$41	$19	$27	$15

Weighted average diluted shares (thousands) (2)	77,138	103,377	85,075	94,950	85,622
Diluted earnings per share	$0.15	$0.46	$0.22	$0.31	$0.16
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the fourth quarter of 2015, the 103,377 of weighted average diluted shares included 21,292 of dilutive shares from the assumed conversion of our convertible and exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at December 31, 2015 were 78,163.

REDWOOD TRUST, INC.

Reconciliation of Net Income to Core Earnings (1) (2)	Three Months Ended
($ in millions, except share and per share data)	March 31, 2016	December 31, 2015
Net income	$12	$41
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives(3)	14	(1)
Eliminate restructuring and related charges(4)	11	1
Eliminate provision for/(benefit from) taxes	—	—
Total adjustments	25	(1)
Core earnings	$37	$40

Net income per diluted common share	$0.15	$0.46
Core earnings per diluted common share(5)	0.44	0.45

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of mark-to-market changes on the fair value of long-term investments (and associated derivatives) that are related to changes in benchmark interest rates and credit spreads and (ii) eliminate the impact of the provision for (or benefit from) taxes. In addition, for the fourth quarter of 2015 and the first quarter of 2016, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming and commercial mortgage banking operations.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods and also believes it can provide a useful basis to compare Redwood’s results with those of other REITs and competitors who use similar non-GAAP measures of operating results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the Management’s Discussion and Analysis section of Redwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

(3)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities held in Redwood's investment portfolio, and associated derivatives that are related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net are included in the Financial Insights section of the first quarter Redwood Review.

(4)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(5)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" calculation method. Additional information on the calculation of core earnings using the "two-class" method can be found in Redwood's Quarterly Report on Form 10-Q, which is being filed with the SEC.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
($ in millions, except share and per share data)	2016	2015	2015	2015	2015

Residential loans	$3,715	$3,929	$4,037	$3,286	$3,400
Real estate securities	920	1,233	1,085	1,158	1,285
Commercial loans	364	403	468	551	460
Mortgage servicing rights	127	192	163	168	120
Cash and cash equivalents	305	220	235	226	304
Other assets	296	243	269	193	233
Total assets	$5,727	$6,220	$6,257	$5,583	$5,802

Short-term debt	$804	$1,855	$1,873	$1,367	$1,502
Other liabilities	196	142	189	123	153
Asset-backed securities issued, net	958	1,049	1,178	1,261	1,352
Long-term debt, net	2,683	2,028	1,811	1,567	1,538
Total liabilities	4,641	5,074	5,050	4,318	4,545

Stockholders' equity	1,086	1,146	1,207	1,265	1,257

Total liabilities and equity	$5,727	$6,220	$6,257	$5,583	$5,802

Shares outstanding at period end (thousands)	76,627	78,163	82,125	84,552	83,749
GAAP book value per share	$14.17	$14.67	$14.69	$14.96	$15.01

(1)	Certain totals may not foot due to rounding.